                             Dot Hill Systems Corp.

                      Selected Supplemental Financial Data


The following data is presented on a supplemental basis to reflect the retroactive restatement of the financial statements of Dot Hill Systems Corp., formerly Box Hill Systems Corp. ("Box Hill"), for its merger with Artecon, Inc. ("Artecon") on August 2, 1999 (the "Merger"), which was accounted for using the pooling-of-interests method. Subsequent to the Merger, the combined Company changed its name to Dot Hill Systems Corp. ("Dot Hill" or the "Company"). These supplemental financial statements do not include estimated charges related to the Merger, which will be charged to expense in the quarter ended September 30, 1999. The selected supplemental financial data has been derived from the Company's audited supplemental financial statements for the years ended December 31, 1998, 1997 and 1996 and from the Company's unaudited financial statements for the six months ended June 30, 1999 and 1998 and for the years ended December 31, 1995 and 1994. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999. These financial statements combine the results of operations of Box Hill for each of the years ended December 31, 1998, 1997, 1996, 1995 and 1994 and for the six-month periods ended June 30, 1999 and 1998 with the results of operations of Artecon for the years ended March 31, 1999 and 1998, March 29, 1997, March 30, 1996 and March 25, 1995 and for the six-month periods ended March 31, 1999 and 1998, respectively, and the balance sheets of Box Hill as of their calendar year ends with that of Artecon as of their fiscal year ends. The following selected supplemental consolidated financial data set forth below is only a summary and should be read in conjunction with the "Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's supplemental audited financial statements, the notes thereto, and the other financial and statistical information included herein.


                                   (continued)

                                                   Six Months Ended
                                                       June 30,                          Year Ended December 31,
                                                ---------------------   ------------------------------------------------------
                                                   1999        1998        1998        1997        1996        1995       1994
                                                ---------   ---------   ---------   ---------   ---------   ---------  -------
                                                                                (in thousands, except per share amounts)
Income statement data:
  Net revenue............................       $  65,749   $  76,531   $ 168,355   $ 136,684   $ 105,344   $  87,397  $ 103,065
  Cost of goods sold.....................          43,344      53,710     109,764      96,473      75,419      58,784     71,815
                                                ---------   ---------   ---------   ---------   ---------   ---------  ---------
       Gross profit......................          22,405      22,821      58,591      40,211      29,925      28,613     31,250
                                                ---------   ---------   ---------   ---------   ---------   ---------  ---------
  Operating expenses:
    Sales and marketing..................          12,962      14,123      34,839      18,121      12,968      10,078      8,497
    Engineering and product development             3,716       4,273       9,946       5,523       4,463       3,039      2,554
    General and administrative...........           5,735       4,854       9,981       7,049       4,011       3,927      3,146
    Shareholder officers' compensation...             --          --        1,275       7,538       6,347       9,067     15,174
    Acquired in-process research and
      development costs .................             --       14,500         --       18,200         --          --         --
    Restructuring expenses...............             --          --        1,404         --          --          --         --
    Write-down of intangible assets......             287         --          867         --          --          --         --
                                                ---------   ---------   ---------   ---------   ---------   ---------  --------
       Total operating expenses..........          22,700      37,750      58,312      56,431      27,789      26,111     29,371
                                                ---------   ---------   ---------   ---------   ---------   ---------  ---------
       Operating income (loss)...........            (295)    (14,929)        279     (16,220)      2,136       2,502      1,879
    Interest (expense) income, net.......             403         406         906        (139)       (138)        (33)       (62)
    Other income (expense)...............             396         347         395        (124)        (10)        --         --
    Gain (loss) on foreign currency
      translations, net .................             (12)         21         (14)       (141)         45         --         --
                                                ----------  ---------   ----------  ----------  ---------   ---------  --------
    Income (loss) before income taxes....             492     (14,155)      1,566     (16,624)      2,033       2,469      1,817
    Income taxes.........................             156          49         982      (2,394)        566         847        538
                                                ---------   ---------   ---------   ---------   ---------   ---------  ---------
    Net income (loss)....................       $     336   $ (14,204)  $     584   $ (14,230)  $   1,467   $   1,622  $   1,279
                                                =========   =========   =========   =========   =========   =========  =========
    Basic net income (loss) per share....       $     .01   $    (.62)  $     .03   $   (1.06)  $     .12   $     .14  $     .11
                                                =========   =========   =========   =========   =========   =========  =========
    Diluted net income (loss) per share..       $     .01   $    (.62)  $     .02   $   (1.06)  $     .10   $     .12  $     .10
                                                =========   =========   =========   =========   =========   =========  =========



                                                                            As of December 31,
                                       As of June 30,   ---------------------------------------------------------
                                           1999            1998       1997         1996        1995       1994
                                        ----------      ---------  ---------    ---------   ---------   -------
                                                                             (in thousands)

Balance sheet data:
  Cash, cash equivalents and short-
    term investments ...............    $  62,946       $  59,807  $  58,194    $   1,740   $   4,271   $   2,336
  Working capital...................       81,017          78,867     74,259       32,510      14,041      15,580
  Total assets......................      126,872         127,030    131,162       14,879      28,327      29,911
  Long-term debt....................       11,963          11,908     10,484        2,921       2,941       2,500
  Shareholders' equity..............       81,494          79,964     78,227       13,866      12,663      11,464

                             Dot Hill Systems Corp.

              Supplemental Management's Discussion And Analysis of
                  Financial Condition And Results Of Operations



Overview

Dot Hill Systems Corp. ("Dot Hill" or the "Company") designs, manufactures, markets and supports high performance data storage systems for the open systems computing environment. In the United States, the Company employs a direct marketing strategy aimed at data-intensive industries which, to date, include financial services, telecommunications, internet service providers, multimedia, healthcare, government/defense and academia. The Company's international strategy is to sell directly to end users, when possible, and to use distributors. The Company focuses on providing storage solutions to high-end customers, primarily in the UNIX, Windows NT and Novell environment. The Company's strategy is to leverage its expertise as a company focused exclusively on storage solutions.

Effective August 2, 1999, Box Hill Systems Corp. ("Box Hill") and Artecon, Inc. ("Artecon") completed a Merger ("the Merger") in which the two companies were merged in a tax-free, stock-for-stock transaction. The Merger will be accounted for as a pooling-of-interests. The combined Company changed its name to Dot Hill Systems Corp. Under the terms of the merger agreement, Box Hill issued 8,734,523 shares of its Common stock to the former Artecon shareholders, representing .4 shares of Box Hill Common stock in exchange for each share of Artecon Common stock outstanding. Additionally, Artecon's convertible preferred A shares were converted into 719,037 shares of Box Hill's Common stock. The historical financial statements of the Company have been restated on a supplemental basis to reflect the Merger. The accompanying supplemental consolidated financial statements do not include estimated charges related to the Merger, which will be charged to expense in the quarter ended September 30, 1999.

During fiscal 1997, Artecon and Storage Dimensions, Inc. (SDI) completed a reverse merger whereby SDI acquired Artecon for legal and tax purposes. For financial reporting purposes, the SDI merger was accounted for as an acquisition of SDI by Artecon, and, as such, the historical financial results of Artecon for all years prior to the SDI merger, which are included within the accompanying supplemental consolidated financial statements, are those of Artecon. The SDI/Artecon combination was accounted for as a purchase. Additionally, in August 1997, Artecon acquired substantially all of the assets and liabilities of Falcon. The acquisition was accounted for as a purchase.

The Company's manufacturing operations consist primarily of the assembly and integration of components and subassemblies into the Company's products, with certain of those subassemblies manufactured by independent contractors. The Company's operations are primarily conducted from its facilities in California and New York City. Generally, the Company extends to its customers the warranties provided to the Company by its suppliers. To date, the Company's suppliers have reimbursed the majority of the Company's warranty costs. On a quarterly and annual basis the Company's gross margins have been and will continue to be affected by a variety of factors, including competition, product configuration, product mix, the availability of new products and product enhancements, and the cost and availability of components.

Competitive pricing pressures exist in the data storage market, and have had and may in the future continue to have an adverse effect on the Company's revenue and earnings. The Company believes that pricing pressures are likely to continue as competitors develop more competitive product offerings.

Box Hill completed an initial public offering of its Common stock on September 16, 1997. The offering consisted of the sale of 5,500,000 shares of Common stock at $15.00 per share, of which 3,300,000 were issued and sold by Box Hill and 2,200,000 shares were sold by individuals who were the founders and sole shareholders of Box Hill prior to the initial public offering. Additionally, 825,000 shares of Common stock were purchased from Box Hill at $15.00 per share by the underwriters upon the exercise of an over-allotment option. The net proceeds to Box Hill, after deducting estimated underwriting discounts and offering expenses, were approximately $56.6 million.

Results of Operations


                                                            Six Months
                                                              Ended
                                                             June 30,            Year Ended December 31,
                                                      ---------------------- -------------------------------

                                                        1999 (1)     1998      1998 (1)     1997      1996
                                                      ----------  ---------- ----------- ---------- --------

Net Value .......................................          100%      100.0        100%      100.0        100%
Cost of goods sold...............................         65.9        70.2       65.2        70.6       71.6
                                                      --------    --------   --------    --------   --------
       Gross Profit .............................         34.1        29.8       34.8        29.4       28.4
                                                      --------    --------   --------    --------   --------
Operating Expenses:
   Sales and marketing...........................         19.7        18.5       20.7        13.3       12.3
   Engineering and product development                     5.7         5.6        5.9         4.0        4.3
   General and administrative....................          8.7         6.3        5.9         5.2        3.8
   Shareholder officers' compensation............         --          --           .8         5.5        6.0
   Acquired in-process research and
      development costs .........................         --          18.9       --          13.3       --
   Restructuring expenses........................         --          --           .8        --         --
   Write-down of intangible assets...............           .4        --           .5        --         --
                                                      --------    ---------  --------    ---------  --------
 Total operating expenses........................         34.5        49.3       34.6        41.3       26.4
                                                      --------    --------   --------    --------   --------
 Operating income (loss).........................          (.4)%     (19.5)%       .2%      (11.9)%      2.0%
                                                      ========    ========   ========    ========   ========


(1) As a result of the Merger between Box Hill and Artecon and the resulting change in Artecon's fiscal year-end, the results of Artecon for the three months ended March 31, 1999, which are included in Dot Hill's results of operations for the year ended December 31, 1998, are also included in Dot Hill's results of operations for the six months ended June 30, 1999.

Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

Net Revenue

Net revenue was approximately $65.7 million for the six months ended June 30, 1999, representing a decrease of 14.1% from approximately $76.5 million for the six months ended June 30, 1998. The decrease primarily resulted from a decrease in volume of sales to all market segments served by the Company, coupled with price reductions. For the six months ended June 30, 1999, net revenue from sales of Fibre Channel and Storage Area Network (SAN) networking equipment increased, while net revenue from sales of legacy storage products, RAID products and back-up products decreased.

Gross Profit

Gross profit decreased $.4 million to $22.4 million for the six months ended June 30, 1999, from $22.8 million for the comparable period of 1998, primarily as a result of lower revenue. As a percentage of net revenues, gross profit increased from 29.8% to 34.1%. The increase is primarily due to larger provisions for inventory obsolescence at Artecon in the 1998 period, which adversely effected margins.

Sales and Marketing

Sales and marketing expenses consist primarily of salaries and commissions, advertising and promotional costs and travel expenses. Sales and marketing expenses decreased 7.8 % to $13.0 million for the six months ended June 30, 1999 from $14.1 million for the six months ended June 30, 1998. The decrease was primarily due to a decrease in sales commissions based on the decrease in net revenue, partially offset by an increase in the direct sales force and field service staff. As a percentage of net revenue, sales and marketing expenses increased slightly to 19.7% for the six months ended June 30, 1999 from 18.5% for the comparable period of 1998.

Engineering and Product Development

Engineering and product development expenses consist primarily of employee compensation, engineering equipment and supply expenses and fees paid for third-party design services. To date, no software development expenses have been capitalized since the period between achieving technological feasibility and completion of such software is relatively short and software development costs qualifying for such capitalization have been relatively insignificant. Due to a decrease in research and development equipment purchases, engineering and product development expenses decreased 14.0% to $3.7 million for the six months ended June 30, 1999, from $4.3 million for the same period in 1998. As a percentage of net revenue, engineering and product development expenses increased slightly to 5.7% for the six months ended June 30, 1999 from 5.6% for the comparable period of 1998.

General and Administrative Including Shareholder Officers' Compensation

General and administrative expenses consist primarily of compensation to the officers and employees performing Dot Hill's administrative functions and expenditures for the Company's administrative facilities. General and administrative expenses increased 16.3% to $5.7 million for the six months ended June 30, 1999 from $4.9 million for the six months ended June 30, 1998. As a percentage of net revenue, general and administrative expenses increased to 8.7% for the six months ended June 30, 1999 from 6.3% for the comparable period of 1998. The increase is primarily due to additional rents and office expenses from expanded facilities, professional fees related to the Box Hill shareholder class action lawsuit described herein, payroll increases and additional staff seminars and training.

Acquired In Process Research and Development

In connection with Artecon's acquisition of SDI in fiscal 1997, management determined that certain hardware and software products in development had no alternative future use. Accordingly, Artecon recognized a change of $14.5 million for the six months ended June 30, 1998 for the write-off of in-process research and development costs relating to the reverse merger with SDI. No such charges were recorded for the six months ended June 30, 1999.

Other Income

Other income is comprised of interest expense, interest income, the majority of which is exempt from federal income taxes, from income earned on the Company's cash and cash equivalents and short-term investments, and other income and expense items. Other income remained constant at $.8 million for the six months ended June 30, 1999 and 1998.

Income Tax Provision

The Company's effective income tax rate was 31.7% for the six months ended June 30, 1999 and (.3)% for the comparable period of 1998. The effective income tax rate for the 1999 period reflects federal, state and local taxes, partially offset by research and development credits and a tax benefit from the Company's foreign sales corporation. The income tax rate for the 1998 period reflects the impact of non-deductible charges, primarily the acquired in-process research and development charges recorded in the SDI/Artecon combination.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

Net Revenue

Net revenue increased 23.2% to $168.4 million for the year ended December 31, 1998, compared to $136.7 million for the year ended December 31, 1997. The increase in net revenue is primarily attributable to an increase in volume, mostly as a result of the SDI acquisition, partially offset by price reductions. The increase in volume was also due to increases in sales of back-up products, Fibre Channel and RAID products, partially offset by a decrease in sales of legacy storage products. The increase in sales of back-up products was the result of the additional focus on backing-up mission critical data by the Company's traditional customer base, and the successful sales efforts in obtaining new customers requiring the Company's knowledge and experience in back-up integration.

Gross Profit

Gross profit increased 45.8% to $58.6 million from $40.2 million for the comparable period of 1997. As a percentage of net revenues, gross profit increased from 29.4% to 34.8%, principally as a result of a different product mix and inventory write-offs which adversely effected margins in the comparable period.

Sales and Marketing

Sales and marketing expenses increased 92.3% to $34.8 million for the year ended December 31, 1998 from $18.1 million for the year ended December 31, 1997. As a percentage of net revenue, sales and marketing expenses increased to 20.7% in 1998 from 13.3% in 1997. The increase was primarily due to an increase in the direct sales force and field service staff, increased commissions based on the increase in sales and increased sales management overhead as a result of the SDI acquisition.

Engineering and Product Development

Engineering and product development expenses increased 80.0% to $9.9 million for the year ended December 31, 1998 from $5.5 million for the comparable period of 1997. As a percentage of net revenue, engineering and product development increased to 5.9% in 1998 from 4.0% in 1997. The increase is primarily due to an increase in the number of employees engaged in research and development activities.

General and Administrative

General and administrative expenses increased 42.9% to $10.0 million for the year ended December 31, 1998 from $7.0 million for the year ended December 31, 1997. As a percentage of net revenue, general and administrative expenses increased to 5.9% in 1998 from 5.2% in 1997. The increase is primarily due to additional depreciation and amortization expense of $1.5 million and $1.7 million, respectively, for goodwill and other intangible assets associated with the SDI and Falcon acquisitions and additional rent expense resulting from an expanded facility in New York.

Shareholder Officers' Compensation

Shareholder officers' compensation consists of salaries and bonuses paid to Box Hill's three shareholder officers. Shareholders officers' compensation decreased 82.7% to $1.3 million for the year ended December 31, 1998, compared to $7.5 million for the year ended December 31, 1997. The decrease in shareholder officers' compensation is attributable to new employment agreements entered into with the shareholder officers in connection with Box Hill's initial public offering. See Note 14 of Notes to the Company's Supplemental Financial Statements.

Acquired In Process Research and Development

In connection with Artecon's acquisitions of SDI and Falcon, management determined that certain hardware and software products in development had no future alternative use. Accordingly, Artecon recognized a charge of $14.5 million and $3.7 million for the year ended December 31, 1997 for the write-off of in-process research and development costs relating to the reverse merger with SDI and the acquisition of Falcon, respectively. No such charges were recorded for the year ended December 31, 1998.

Restructuring Expenses and Impairment of Intangible Assets

In December 1998, Artecon's Board of Directors approved a plan for Artecon to consolidate one of its engineering facilities from Milpitas, California, to Carlsbad, California, to consolidate certain domestic sales and service locations, and to eliminate certain product lines and development activities. The Company recorded pre-tax restructuring charges of $1.8 million to cover the costs associated with these actions. The major components of the charges and the remaining accrual balance as of June 30, 1999 were as follows:

                                                                                           Accrued
                                                     Restructuring          Amounts     Restructuring
                                                         Charge            Utilized         Costs
                                                     -------------       ------------   -------------
                                                                        (in thousands)
Employee termination costs ....................          $  254             $  (244)        $   10
Inventory write-downs..........................             403                (399)             4
Facility closures and related expenses.........             715                (673)            42
Tooling write-off..............................             135                (135)             -
Intangible asset impairment....................             300                (300)             -
                                                         ------             --------        ------

           Total...............................          $1,807             $(1,751)        $   56
                                                         ======             ========        ======


Employee termination costs consist primarily of severance payments for 43 employees, all of which were terminated as of December 31, 1998. The majority of the employees terminated were employed at the engineering facility in Milpitas, California and at the various domestic sales and service locations. Remaining costs associated with bi-weekly payroll amounts are expected to be paid by September 30, 1999. Inventory write-downs and the tooling write-off primarily relate to the discontinuance of certain low-volume and low-profit product lines. Of the total restructuring charge associated with the inventory write-downs, $403,000 has been included as a separate component of cost of sales in the accompanying financial statements. Facility closures and related expenses consist of lease termination costs and the write-off of certain property and equipment which was disposed of associated with the closures. The majority of the remaining accrued costs are expected to be paid in 1999.

In connection with Artecon's acquisitions of Falcon and SDI, the Company allocated $420,000 and $1,600,000, respectively, to an assembled workforce intangible asset. The Company recorded an impairment of these intangible assets of $300,000 during the year ended December 31, 1998, which has been included as a component of the restructuring charge, as the impairment was a direct result of employee terminations associated with activities that were exited. Furthermore, as a result of significant attrition and terminations of employees which had been utilized as the basis for the assembled workforce valuation, the Company recognized a write-down of the intangible assets associated with the workforce of $867,000.

In connection with the merger with SDI, Artecon recorded a reserve for acquisition related costs of $6.6 million, of which $5.8 million was outstanding at December 31, 1997. All of the acquisition related costs were included in the purchase price allocation performed at December 31, 1997. The following is a summary of the accrued merger costs (continued):

                                                      Balance                     Balance
                                                    December 31,     Amounts      June 30,
                                                       1997          Utilized       1999
                                                    ------------    ----------   ----------
                                                                  (in thousands)

Employee termination costs.....................        $2,858        $(2,766)      $   92
Professional service fees......................         1,726         (1,410)         316
Other costs....................................         1,181         (1,044)         137
                                                       ------        --------      ------

          Total................................        $5,765        $(5,220)      $  545
                                                       ======        =======       ======



The Company anticipates that the remaining merger costs will be paid in 1999 and believes that there are no unresolved issues or additional liabilities that may result in an adjustment to the purchase price allocation for the SDI merger.

Other Income, net

Other income increased $1.7 million to $1.3 million for the year ended December 31, 1998 from a loss of $404,000 for the comparable 1997 period. The increase is primarily the result of interest income earned on the proceeds from Box Hill's initial public offering in September 1997 and legal settlement income received in 1998.

Income Taxes

The Company's effective income tax rate was 62.7% for the year ended December 31, 1998 versus (14.4)% for the comparable 1997 period. The 1998 effective income tax rate reflects federal, state and local taxes, partially offset by research and development credits and a tax benefit from the Company's foreign sales corporation. The effect of state and local taxes was 54.6% during the 1998 period as a result of the various jurisdictions in which the Company's taxable income was earned. The 1997 effective income tax rate reflects federal, state and local taxes on Artecon's taxable income, the Box Hill C Corporation's pro rata portion of Box Hill's 1997 taxable income, state franchise taxes, a one-time tax benefit of $855,000 related to the recognition of the net deferred tax asset recorded by Box Hill upon terminating its S Corporation status and the impact of non-deductible charges for acquired in-process research and development.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

Net Revenues

Net revenues increased 29.8% to $136.7 million for the year ended December 31, 1997, compared to $105.3 million for the year ended December 31, 1996. The increase resulted from an increase in volume, primarily as a result of increases in sales of back-up and RAID products and the Falcon acquisition. These volume increases were partially offset by price reductions.

Gross Profit

Gross profit increased 34.4% to $40.2 million from $29.9 million for the comparable period of 1996. As a percentage of net revenues, gross profit increased slightly from 28.4% to 29.4%, principally as a result of a more favorable product mix.

Sales and Marketing

Sales and marketing expenses increased 39.2% to $18.1 million for the year ended December 31, 1997 from $13.0 million for the year ended December 31, 1996. As a percentage of net revenue, sales and marketing expenses increased to 13.3% in 1997 from 12.3% in 1996. The increase was primarily due to an increase in the direct sales forces and field service staff, partially due to the Falcon acquisition, and increased commissions based on the increase in sales.

Engineering and Product Development

Engineering and product development increased 22.2% to $5.5 million for the year ended December 31, 1997 from $4.5 million for the comparable period of 1996, primarily due to an increase in the number of employees engaged in engineering and product development activities. As a percentage of net revenue, engineering and product development decreased to 4.0% in 1997 from 4.3% in 1996.

General and Administrative

General and administrative expenses increased 75.0% to $7.0 million for the year ended December 31, 1997 from $4.0 million for the year ended December 31, 1996. As a percentage of net revenue, general and administrative expenses increased to 5.2% in 1997 from 3.8% in 1996. The increase was due to an increase in support staff to support the Company's growth.

Shareholder Officers' Compensation

Shareholders officers' compensation increased 19.0% to $7.5 million for the year ended December 31, 1997 as compared to $6.3 million for the year ended December 31, 1996. The increase in shareholder officers' compensation is attributable to higher bonuses for the period from January 1, 1997 to September 16, 1997. In connection with its initial public offering, Box Hill entered into new employment agreements with the shareholder officers. See Note 14 of Notes to the Company's Financial Statements.

Acquired In Process Research and Development

In connection with Artecon's acquisitions of SDI and Falcon, management determined that certain hardware and software products in development had no future alternative use. Accordingly, Artecon recognized a charge of $14.5 million and $3.7 million for the year ended December 31, 1997 for the write-off of in-process research and development costs relating to the reverse merger with SDI and the acquisition of Falcon, respectively.

Other Income, net

Other expense increased $.3 million to $.4 million for the year ended December 31, 1997 from $.1 for the comparable 1996 period. The increase is the primarily the result of interest expense related to the promissory note issued in connection with the Falcon acquisition and increased borrowings under Artecon's credit line, partially offset by interest income earned on the proceeds from Box Hill's initial public offering from September 1997 through December 31, 1997.

Income Taxes

The Company's effective income tax rate was (14.4)% for the year ended December 31, 1997 versus 27.8% for the comparable 1996 period. The 1997 effective income tax rate reflects federal, state and local taxes on Artecon's taxable income, the Box Hill C Corporation's pro rata portion of Box Hill's 1997 taxable income, state franchise taxes, a one-time tax benefit of $855,000 related to the recognition of the net deferred tax asset recorded by Box Hill upon terminating its S Corporation status and the impact of non-deductible charges for acquired in-process research and development. The 1996 effective income tax rate reflects federal, state and local taxes on Artecon's taxable income and state franchise taxes on Box Hill's taxable income.

Liquidity and Capital Resources

As of June 30, 1999, the Company had $62.9 million of cash, cash equivalents and short-term investments. As of June 30, 1999, working capital was $81.0 million.

For the six months ended June 30, 1999, cash provided by operating activities was $3.2 million compared to cash used in operating activities of $10.5 million for the same period in 1998. The increase in cash provided by operating activities is primarily due to decreases in accounts receivable and inventories.

Cash provided by investing activities of $570,000 and $3.3 million for the six months ended June 30, 1999 and 1998, respectively, primarily consist of the sale of short-term investments. Short-term investments generally consist of variable rate securities that provide for early redemption within twelve months.

Net cash provided by financing activities decreased to $122,000 for the six months ended June 30, 1999 from $1.8 million for the six months ended June 30, 1998, primarily due to lower borrowings under the Company's line of credit. Proceeds from the exercise of stock options under the 1995 Stock Incentive Plan and from the 1997 Employee Stock Purchase Plan totaled $59,000 for the six months ended June 30, 1999.

In May 1998, Artecon entered into a revolving credit facility with LaSalle National Bank which permits borrowings of up to $15 million. Subsequent to the Merger on August 2, 1999, the Company repaid all outstanding debt under this facility.

In October 1997, Box Hill obtained a $10 million revolving line of credit facility from a commercial bank. Box Hill has not made any borrowings under this facility. Borrowings under the facility will be collateralized by a pledge of substantially all of its assets and borrowings greater than $5 million will also be required to be secured by short-term investments. Additionally, Box Hill is required to comply with certain financial covenants. The line of credit is currently being renegotiated.

Artecon's Japanese subsidiary has two lines of credit with a Japanese bank for borrowings of up to an aggregate of 35 million Yen (approximately US $295,000 at June 30, 1999) at interest rates ranging from 1.8% to 2.5%. Interest is due monthly, with principal due and payable on various dates through August 2005. Borrowings are secured by the inventories of the Japanese subsidiary. As of June 30, 1999, the total amount outstanding under the three credit lines was 33 million Yen (approximately US $275,000 at June 30, 1999).

In December 1998, four shareholder class action lawsuits were filed against Box Hill, certain of its officers and directors, and the underwriters of Box Hill's 1997 initial public offering (the "Offering"). The actions were filed on behalf of purchasers of the Common stock of the Company during the period from September 16, 1997 to April 14, 1998 and allege that the Company made misrepresentations of material fact and omitted material facts required to be disclosed in the Company's registration statement and prospectus issued in connection with the Offering and in statements allegedly made by the Company and certain of its officers and directors subsequent to the Offering. The Company believes that it has meritorious defenses to plaintiffs' claims and intends to vigorously defend against those claims. Legal costs to defend the claims are expected to be material and will be charged to expense as incurred.

The Company currently expects that cash, cash equivalents and short-term investments, cash generated from operations and availability under its revolving line of credit, will be sufficient to meet its foreseeable operating and capital requirements for the next twelve months. However, the Company may need additional capital to pursue acquisitions or significant capital improvements, neither of which is currently contemplated.

Many of the Company's current and potential competitors are significantly larger than the Company and have significantly greater financial, technical, marketing, purchasing, and other resources than the Company, and, as a result, may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of products than the Company, or to deliver competitive products at a lower end-user price. The Company also expects that competition will increase as a result of industry consolidations. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs the

Company's prospective customers. Increased competition is likely to result in price reduction, reduced operating margins and loss of market share, any of which could have a material adverse effect on the Company's business, operating results or financial condition.

Year 2000 Compliance

The "Year 2000 problem" describes the world-wide concern that certain computer applications, which use two digits rather than four to represent dates, will interpret the year 2000 as the year 1900 and malfunction on January 1, 2000 or thereafter. In this section, Dot Hill summarizes the anticipated impact of the Year 2000 on the Company.

About this Statement

Evaluations concerning the Year 2000 problem are periodically evolving. Accordingly, to the extent that this statement contradicts earlier statements made by Box Hill or Artecon, this statement supercedes those prior statements. Readers should also be aware that Box Hill's and Artecon's evaluation of certain aspects of its Year 2000 readiness is based on statements by other parties. Box Hill and Artecon often cannot verify the veracity of those statements, which may have been made in error.

Dot Hill's Products

Box Hill believes the current version of all products manufactured by Box Hill will function normally after the Year 2000.

Most of Box Hill's products do not keep track of dates as part of their normal operation and, therefore, are Year 2000 compliant by nature. Products currently manufactured by Box Hill that use dates are Box Hill's RAID Box 5300 Turbo and RAID Box 5300 Turbo HS systems. While these products keep track of dates for system management purposes, their normal function is not affected by dates. The system only notes the date when it sends a message (usually read by a member of a MIS department) about the system. That message displays the date, for informational purposes only, in a two digit form. After the year 2000, that two digit number will read 000, 01, and so on. Box Hill offers a new version of Firmware that customers can download themselves, free of charge, which allows the system to display the year in a four-digit format. Customers, and not Box Hill, are responsible for implementation of the new version of Firmware.

Box Hill does not know of any earlier products of material significance that it has manufactured that will not operate normally after the year 2000. However, Box Hill has not evaluated all such products. Box Hill continues to answer Year 2000 questions about specific products previously manufactured by Box Hill. Box Hill does not warrant or represent that obsolete, unsupported Box Hill products are Year 2000 compliant, and Box Hill will not support such products for Year 2000 purposes.

In 1996, Artecon started a comprehensive Y2K program for its data storage products. This program includes verification testing of existing products, implementation of date code programming policies, and the integration of compliance tests for all enhancements and future products. Artecon established certain criteria to obtain Y2K compliance, expanding year fields to four digits, windowing, date encoding techniques, and absence of date code dependency. Artecon's technology generally lends itself to being Y2K compliant based on the absence of date dependencies in the hardware, software, and firmware developed, manufactured and distributed by Artecon is Y2K compliant. In addition, Artecon's products also recognized Y2K as a leap year. Management believes that all of Artecon's data storage products are Y2K compliant.

The rights and remedies of customers as to the Year 2000 compliance of any Box Hill or Artecon products are governed by applicable law and agreements between customers and Box Hill or Artecon. The statements made herein do not enlarge the rights and remedies of any customers as to Year 2000 compliance and Dot Hill makes no warranties or representations to its customers and suppliers by virtue of this disclosure or otherwise regarding Year 2000 compliance.

Dot Hill's Internal Systems

Box Hill has evaluated its information technology infrastructure, made modifications and identified necessary upgrades. Box Hill believes that its infrastructure is Year 2000 compliant. Box Hill also has evaluated or received information regarding its non-information technology infrastructure (office building systems, copiers, telephone systems, etc.) for Year 2000 readiness and believes those systems are Year 2000 compliant. The machinery used by Box Hill to manufacture its products does not use dates, and is Year 2000 compliant by nature.

In 1997, Artecon implemented a Y2K assessment program for its internal processing systems. The program currently includes an inventory and assessment of information systems, testing and implementation. Artecon has identified and completed the major systems that will require modification to make them Y2K compliant.

Readiness of Third Parties and Third Party Products Resold or Licensed by Dot
Hill

Box Hill has requested confirmation of the Year 2000 readiness of third party products of material significance to Box Hill, which Box Hill currently resells, licenses or uses to manufacture its own products. However, Box Hill does not and will not take responsibility for Year 2000 compliance of such products, and continues to direct customers to the respective manufacturers of those products for final Year 2000 compliance information and assurances.

Box Hill has not confirmed the Year 200 readiness of all third party products resold or integrated by Box Hill and has not confirmed the readiness of products which are not resold or licensed by Box Hill but which may, in some way, interface or interconnect with Box Hill products or products manufactured by third parties that Box Hill either resells or licenses. Box Hill does not, and will not, take responsibility for Year 2000 compliance of such products.

Box Hill is in the process of requesting information about the internal Year 2000 readiness of third parties that supply Box Hill with key products and services. To date, all third parties contacted have stated that believe they will be compliant. However, Box Hill is incapable of testing or knowing the accuracy of such statements and has not received information from all such third parties.

Artecon may include software from third party vendors as a part of its data storage products. Artecon has received compliance statements from such software vendors and has conducted internal testing to verify their Y2K compliance statements. Artecon has initiated communications with its significant supplier to determine the extent to which Artecon may be impacted by those third party suppliers who fail to remedy their own Year 2000 issues. To date Artecon has contacted 90% of its significant suppliers and has received assurance of Year 2000 compliance from a number of those contacted. Most suppliers under existing contracts with Artecon are under no contractual obligation to provide such information to Artecon. Artecon is taking steps with respect to new supplier agreements to assure that the suppliers' products and internal systems are Year 2000 compliant.

Costs Associated With Year 2000 Compliance

To date, Box Hill has not hired any additional employees or made any significant purchases to carry out its Year 2000 compliance program. At this time, Box Hill is not aware of any material future expenses that will be required to enable Year 2000 compliance.

While it is difficult to quantify the total cost to Artecon of Y2K compliance activities, Artecon's best estimate of resources that are allocated to this program is approximately $500,000. However, there can be no assurance that Y2K issues will not have a material adverse impact on Artecon's business, results of operations or financial condition.

Risks Associated with the Year 2000

The full impact of the Year 2000 will not be known until January 1, 2000. Again, Dot Hill is not aware, at this time, of any Year 2000 non-compliance that will not be substantially corrected by the Year 2000 and that will materially affect Dot Hill. However, some risks that Dot Hill may encounter include: the failure of its internal information system, limitations in its work environment, a slow down in orders due to customers' business failures, a slow down in customers' ability to make payments, the inability of suppliers to provide necessary materials, the inability to receive heat, electricity, water treatment services or other products or services, and the inability of carriers to ship Dot Hill's products to customers. Even if Dot Hill and its products are ready for the Year 2000, it still may be unable to conduct business after January 1, 2000 due to failures beyond its control, such as failures of transportation, local and nationwide, banking systems, municipal services and other parties. Dot Hill believes that the Year 2000 issue may affect the purchasing patterns of customers and potential customers in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products such as those offered by Dot Hill. Conversely, Year 2000 issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and consequent decrease in long-term demand for products. Additionally, Year 2000 issues could cause a significant number of companies, including current customers, to reevaluate their current information system needs, and as a result consider switching to other systems or suppliers.

Any of the foregoing could result in a material adverse effect on Dot Hill's business, operating results and financial condition.

Contingency Plans

Dot Hill has certain contingency plans in place to conduct business in the event of Year 2000 malfunctions. If certain third party suppliers become unable to provide materials or services, Dot Hill will utilize substitute providers who have been identified to provide the necessary materials and services. Should Dot Hill's internal information systems fail, Dot Hill plans to manually perform the paperwork necessary to conduct business.

                   INDEX TO SUPPLEMENTAL FINANCIAL STATEMENTS


                                                                           Page
                                                                           ----

Reports of Independent Public Accountants..............................    F-2

Supplemental Consolidated Balance Sheets, December 31, 1998 and 1997...    F-4

Supplemental Consolidated Statements of Income for the years ended
 December 31, 1998, 1997 and 1996......................................    F-5

Supplemental Consolidated Statements of Shareholders' Equity for
 the years ended December 31, 1998, 1997 and 1996......................    F-6

Supplemental Consolidated Statements of Cash Flows for the years
 ended December 31, 1998, 1997 and 1996................................    F-8

Notes to Supplemental Consolidated Financial Statements                    F-10

Supplemental Unaudited Consolidated Balance Sheets, June 30, 1999 and
 December 31, 1998.....................................................    F-30

Supplemental Unaudited Consolidated Statements of Operations for the
 six months ended June 30, 1999 and 1998...............................    F-31

Supplemental Unaudited Consolidated Statements of Shareholders' Equity
 for the six months ended June 30,1999.................................    F-32

Supplemental Unaudited Consolidated Statements of Cash Flows for the
 six months ended June 30, 1999 and 1998...............................    F-33

Notes to Supplemental Unaudited Consolidated Financial Statements......    F-34

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Dot Hill Systems Corp.

We have audited the accompanying supplemental consolidated balance sheets of Dot Hill Systems Corp. (formerly Box Hill Systems Corp., a New York Corporation) and subsidiaries as of December 31, 1998 and 1997, and the related supplemental consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. The supplemental consolidated statements give retroactive effect to the merger with Artecon, Inc. on August 2, 1999, which has been accounted for as a pooling-of-interests as described in Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of Artecon, Inc. as of March 31, 1999 and 1998 and for each of the three years in the period ended March 31, 1999, which statements reflect total assets and total revenue of 34% and 57%, respectively, in fiscal 1998, and 44% and 49%, respectively, in fiscal 1997, of the related supplemental consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Artecon, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dot Hill Systems Corp. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, after giving retroactive effect to the merger with Artecon, Inc. as described in Note 1, all in conformity with generally accepted accounting principles.


                                               /s/ ARTHUR ANDERSEN LLP


Philadelphia, Pa.,
  August 2, 1999

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders of Artecon, Inc.


We have audited the consolidated balance sheets of Artecon, Inc. and its subsidiaries (the "Company") as of March 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive operations, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 1999 (none of which are presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Artecon, Inc. and its subsidiaries at March 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Costa Mesa, California
May 6, 1999

                     DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
                        (formerly BOX HILL SYSTEMS CORP.)
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                    (in thousands, except share information)

                                                                                            December 31,
                                                                                       1998            1997
                                                                                  -------------   -------------
                                     ASSETS
Current Assets:
   Cash and cash equivalents...............................................       $      56,307   $      48,889
   Short-term investments..................................................               3,500           9,305
   Accounts receivable, net of allowance of $1,657 and $1,160..............              25,832          32,281
   Inventories.............................................................              19,764          19,705
   Prepaid expenses and other..............................................               3,190           1,998
   Prepaid income taxes....................................................                 737           --
   Deferred income taxes...................................................               4,223           4,231
                                                                                  -------------   -------------
           Total current assets............................................             113,553         116,409
   Property and equipment, net.............................................               2,967           4,925
   Other assets............................................................                 114             133
   Goodwill, net...........................................................               1,252           4,668
   Other intangible assets, net............................................               1,059           3,291
   Deferred income taxes...................................................               8,085           1,736
                                                                                  -------------   -------------
                                                                                  $     127,030   $     131,162
                                                                                  =============   =============
                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
   Current portion of long-term debt.......................................       $         483   $         791
   Accounts payable........................................................              19,459          22,341
   Accrued expenses........................................................               8,729          13,880
   Customer deposits.......................................................               2,173           2,143
   Deferred revenue........................................................               3,842           2,011
   Income taxes payable....................................................               --                757
   Distribution payable....................................................                 --              227
                                                                                  -------------   -------------
           Total current liabilities.......................................              34,686          42,150
Borrowings under line of credit............................................              10,552           7,899
Long-term debt                                                                            1,356           2,585
Deferred rent and other long-term liabilities..............................                 420             238
Minority interest..........................................................                  52              63
                                                                                  -------------   -------------
           Total liabilities...............................................              47,066          52,935
                                                                                  -------------   -------------
Commitments and Contingencies (Note 14)
Shareholders' Equity:
   Convertible preferred A shares, $.005 par value, 2,494,159 shares issued
     and outstanding, liquidation preference of $4,988 ....................                  12              12
   Common stock $.01 par value, 40,000,000 shares authorized, 23,009,881
     and 22,693,671 shares issued and outstanding .........................                 230             227
   Additional paid-in capital..............................................              96,775          95,660
   Foreign currency translation adjustments................................                 (62)            (97)
   Accumulated deficit.....................................................             (16,991)        (17,575)
                                                                                  -------------   -------------
           Total shareholders' equity......................................              79,964          78,227
                                                                                  -------------   -------------
                                                                                  $     127,030   $     131,162
                                                                                  =============   =============


          The accompanying notes are integral part of these statements.

                     DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
                        (formerly BOX HILL SYSTEMS CORP.)
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME AND
                            COMPREHENSIVE OPERATIONS
                  (in thousands, except per share information)


                                                                 Year Ended December 31,
                                                           ----------------------------------
                                                             1998         1997           1996
                                                           --------     --------     --------
Net revenue ............................................   $168,355     $136,684     $105,344
Cost of goods sold .....................................    109,764       96,473       75,419
                                                           --------     --------     --------
Gross profit ...........................................     58,591       40,211       29,925
                                                           --------     --------     --------
Operating expenses:
  Sales and marketing ..................................     34,839       18,121       12,968
  Engineering and product development ..................      9,946        5,523        4,463
  General and administrative ...........................      9,981        7,049        4,011
  Shareholder officers' compensation ...................      1,275        7,538        6,347
  Acquired in-process research and development costs ...         --       18,200           --
  Restructuring expenses ...............................      1,404           --           --
  Write-down of intangible assets ......................        867           --           --
                                                           --------     --------     --------
       Total operating expenses ........................     58,312       56,431       27,789
                                                           --------     --------     --------
       Operating income (loss) .........................        279      (16,220)       2,136
Interest income (expense), net .........................        906         (139)        (138)
Other income (expense), net ............................        395         (124)         (10)
Gain (loss) on foreign currency transactions, net ......        (14)        (141)          45
                                                                ---         ----           --
       Income (loss) before income taxes ...............      1,566      (16,624)       2,033
Income tax provision (benefit) .........................        982       (2,394)         566
                                                           --------     --------     --------
Net income (loss) ......................................   $    584     $(14,230)    $  1,467
                                                           ========     ========     ========
Basic net income (loss) per share ......................   $   0.03     $  (1.06)    $   0.12
                                                           ========     ========     ========
Diluted net income (loss) per share ....................   $   0.02     $  (1.06)    $   0.10
                                                           ========     ========     ========
Comprehensive operations:
       Net income (loss) ...............................   $    584     $(14,230)    $  1,467
Foreign currency translation adjustments ...............         35          233          (18)
                                                           --------     --------     --------
Comprehensive income (loss) ............................   $    619     $(13,997)    $  1,449
                                                           ========     ========     ========


        The accompanying notes are an integral part of these statements.

                     DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
                        (formerly BOX HILL SYSTEMS CORP.)
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    (in thousands, except share information)

                                                               Convertible                                              Foreign
                                               Convertible   Preferred A Shares       Common Stock        Additional   Currency
                                                Preferred  ---------------------  ----------------------    Paid-In   Translation
                                                  Stock      Shares      Amount      Shares      Amount     Capital   Adjustments
                                               ----------- ----------  ---------  -----------  ---------  ----------  -----------

Balance, December 31, 1995.................    $    5,229         --    $    --    11,984,000   $    120   $     580   $     (312)
  Purchase and retirement of
    Common stock...........................          (200)        --         --        (6,800)       --          --           --
  Foreign currency translation adjustment..           --          --         --           --         --          --           (18)
  Net income.............................             --          --         --           --         --          --           --
                                               ----------   ---------   --------   ----------   --------   ---------   ----------

Balance, December 31, 1996.................         5,029         --         --    11,977,200        120         580         (330)
  Sale of Common stock, net of
    offering costs.........................           --          --         --     4,125,000         41      56,514          --
  Distribution to S Corporation
    shareholders...........................           --          --         --           --         --          --           --
  Termination of S Corporation status......           --          --         --           --         --         (115)         --
  Issuance of Common stock.................          (125)        --         --       340,400          3         814          --
  Conversion of Preferred stock............        (4,904)  2,494,159         12       11,600          1       4,891          --
  Assumed issuance of Common stock in
    connection with acquisition of SDI.....           --          --         --     6,125,600         61      32,884          --
  Exercise of stock options................           --          --         --       113,871          1          92          --
  Foreign currency translation adjustment..           --          --         --           --         --          --           233
  Net loss...............................             --          --         --           --         --          --           --
                                               ----------   ---------   --------   ----------   --------   ---------   ----------

Balance, December 31, 1997.................           --    2,494,159         12   22,693,671        227      95,660          (97)
  Acquisition of Box Hill Europe...........           --          --         --         4,959        --           52          --
  Issuance of Common stock warrants........           --          --         --           --         --          213          --
  Exercise of stock options, including
    tax benefit............................           --          --     232,070            2        506          --          --
  Sale of Common stock under
    employee stock purchase plan...........           --          --         --        79,181          1         344          --
  Foreign currency translation adjustment..           --          --         --           --         --          --            35
  Net income...............................           --          --         --           --         --          --           --
                                               ----------   ---------   --------   ----------   --------   ---------   ----------


                                                 Retained
                                                 Earnings       Total
                                               (Accumulated  Shareholders
                                                 Deficit)       Equity
                                               ------------  ------------

Balance, December 31, 1995.................     $   7,046    $    12,663
  Purchase and retirement of
    Common stock...........................           (46)          (246)
  Foreign currency translation adjustment..           --             (18)
  Net income.............................           1,467          1,467
                                                ---------    -----------

Balance, December 31, 1996.................         8,467         13,866
  Sale of Common stock, net of
    offering costs.........................           --          56,555
  Distribution to S Corporation
    shareholders...........................       (11,927)       (11,927)
  Termination of S Corporation status......           115            --
  Issuance of Common stock.................           --             692
  Conversion of Preferred stock............           --             --
  Assumed issuance of Common stock in
    connection with acquisition of SDI.....           --          32,945
  Exercise of stock options................           --              93
  Foreign currency translation adjustment..           --             233
  Net loss...............................         (14,230)       (14,230)
                                                ---------    -----------

Balance, December 31, 1997.................       (17,575)        78,227
  Acquisition of Box Hill Europe...........           --              52
  Issuance of Common stock warrants........           --             213
  Exercise of stock options, including
    tax benefit............................           --             508
  Sale of Common stock under
    employee stock purchase plan...........           --             345
  Foreign currency translation adjustment..           --              35
  Net income...............................           584            584
                                                ---------    -----------

Balance, December 31, 1998...............      $      --    2,494,159   $     12   23,009,881   $    230   $  96,775   $      (62)
                                               ==========   =========   ========   ==========   ========   =========   ==========

Balance, December 31, 1998...............      $ (16,991)   $    79,964
                                               =========    ===========


        The accompanying notes are an integral part of these statements.

                     DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
                        (formerly BOX HILL SYSTEMS CORP.)
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)



                                                                                 Year Ended December 31
                                                                         -----------------------------------------
                                                                             1998          1997          1996
                                                                         ------------- ------------- -------------
Operating Activities:
   Net income (loss)................................................     $       584   $   (14,230)  $     1,467
     Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operating activities, excluding
       effect from acquisitions:
         Depreciation and amortization..............................           5,541         1,280           921
         Asset impairment charges...................................             623           --            --
         Acquired in-process research and development costs.........             --         18,200           --
         Provision for doubtful accounts............................             123           271            10
         Deferred income taxes......................................          (3,627)       (3,688)          (59)
         Stock-based compensation expense...........................             213           699           --
         Other......................................................              64            70            45
         Changes in operating assets and liabilities:
           Accounts receivable......................................           6,326        (4,370)       (3,763)
           Inventories..............................................             (59)        2,039        (2,870)
           Prepaid expenses and other...............................          (1,184)         (709)         (269)
           Prepaid income taxes.....................................            (565)          --            --
           Accounts payable.........................................          (2,738)        3,032         1,330
           Accrued expenses.........................................          (5,243)          (27)          736
           Customer deposits........................................              30           797           551
           Deferred revenue.........................................           1,831           995           420
           Income taxes payable.....................................            (757)          757           --
           Long-term liabilities....................................             120           (91)          (13)
           Other                                                                  57           (15)           36
                                                                         -----------   ------------  -----------

                Net cash provided by (used in) operating
                  activities........................................           1,339         5,010        (1,458)
                                                                         -----------   ------------  -----------


        The accompanying notes are an integral part of these statements.

                                   (Continued)

                     DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
                        (formerly BOX HILL SYSTEMS CORP.)
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                   (Continued)


                                                                             Year Ended December 31
                                                                        --------------------------------
                                                                          1998        1997         1996
                                                                        --------    --------     -------

Investing Activities:
  Purchases of property and equipment..............................     $ (1,159)   $ (1,291)    $  (544)
  Sales (purchases) of short-term investments......................        5,805      (9,305)        --
  Cash received in acquisitions, net...............................          --        7,351         --
                                                                        --------    --------     -------
               Net cash provided by (used in) investing
                 activities......................................          4,646      (3,245)       (544)
                                                                        --------    --------     -------

Financing Activities:
  Distributions to S Corporation shareholders......................         (227)    (11,700)        --
  Net proceeds from initial public offering........................          --       56,555         --
  Proceeds from exercise of stock options..........................          198          93         --
  Proceeds from sale of stock to employees.........................          345          --         --
  Proceeds from bank and other borrowings..........................       48,292      24,988      23,116
  Payments on bank and other borrowings............................      (47,210)    (24,802)    (23,381)
  Issuance of common shares........................................          --           17         --
  Purchase and retirement of Common and Preferred shares...........          --          --         (246)
                                                                        --------    --------     -------
               Net cash provided by (used in) financing
                 activities......................................          1,398      45,151        (511)
                                                                        --------    --------     -------
Effect of exchange rate changes on cash..........................             35         233         (18)
                                                                        --------    --------     -------
Net increase (decrease) in cash and cash equivalents.............          7,418      47,149      (2,531)
Cash and cash equivalents, beginning of year.....................         48,889       1,740       4,271
                                                                        --------    --------     -------
Cash and cash equivalents, end of year...........................       $ 56,307    $ 48,889     $ 1,740
                                                                        ========    ========     =======

Supplemental cash flow disclosure:
  Cash paid for interest...........................................     $    817    $    663     $   307
                                                                        ========    ========     =======
  Cash paid for income taxes.......................................     $  4,498    $  1,328     $   545
                                                                        ========    ========     =======


        The accompanying notes are an integral part of these statements.

                     DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
                        (formerly BOX HILL SYSTEMS CORP.)

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    (in thousands, except share information)



1. Background and Summary of Significant Accounting Policies

Background

Dot Hill Systems Corp. ("Dot Hill" or the "Company"), designs, manufactures, markets and supports high performance data storage systems for the open systems computing environment. In the United States, the Company employs a direct marketing strategy aimed at data-intensive industries which, to date, include financial services, telecommunications, internet service providers, multimedia, healthcare, government/defense and academia. The Company's international strategy is to sell directly to end users, when possible, and to use distributors. The Company's manufacturing operations consist primarily of assembly and integration of components and subassemblies into the Company's products. The Company's manufacturing, principal research and development and principal sales and marketing operations are conducted from the Company's California and New York City facilities.

Basis of Presentation

On August 2, 1999, Box Hill Systems Corp. ("Box Hill") and Artecon, Inc. ("Artecon"), completed a Merger ("the Merger") in which the two companies were merged in a tax-free, stock-for-stock transaction. The Merger was accounted for using the pooling-of-interests method. Subsequent to the Merger, the combined Company changed its name to Dot Hill Systems Corp. Accounting Principles Board Opinion No. 16 precludes the restatement of financial statements for a pooling-of-interests transaction prior to the issuance of financial statements covering a period encompassed by the transaction. Accordingly, the accompanying consolidated financial statements set forth a supplemental presentation of the Company's financial statements retroactively restated to reflect the combination with Artecon (see Note 16). The accompanying supplemental consolidated financial statements do not include estimated charges related to the Artecon acquisition, which will be charged to expense in the quarter ended September 30, 1999. The historical financial statements of Box Hill as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 have been combined with the financial statements of Artecon as of March 31, 1999 and 1998 and for each of the three years in the period ended March 31, 1999, respectively.

Initial Public Offering

Box Hill completed an initial public offering (the "Offering") of its Common stock effective September 16, 1997. The offering consisted of the sale of 5.5 million shares of Common stock at an initial public offering price of $15.00, of which 3.3 million shares were issued and sold by Box Hill and 2.2 million shares were sold by individuals who were the only shareholders of Box Hill prior to the Offering. Additionally, 825,000 shares of Common stock were purchased from

Box Hill at $15.00 per share by the underwriters upon the exercise of an over-allotment option. The net proceeds to Box Hill, after deducting estimated underwriting discounts and offering expenses, were approximately $56.6 million.

Use of Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Product Warranty

The Company recognizes revenue on product sales when products are shipped. Revenue from maintenance contracts is deferred and recognized on a straight-line basis over the contract term, generally twelve months. The cost of maintenance contracts purchased from third-parties for resale is deferred and recognized as expense over the contract term. At December 31, 1998, the balance of deferred costs of purchase maintenance contracts was $711 and is included in prepaid expenses and other assets.

The Company generally extends to its customers the warranties provided to the Company by its suppliers. The Company provides for the estimated cost that may be incurred for product warranties in the period the related revenue is recognized. To date, the Company's suppliers have reimbursed the majority of the Company's warranty costs. There can be no assurance that such suppliers will continue to reimburse such costs in the future, which could have a material adverse effect on the Company's financial position and results of operations.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments purchased with an original maturity of three months or less. Cash equivalents consist principally of money market mutual funds.

Short-term Investments

The Company accounts for investments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Short-term investments have been categorized as available for sale and, as a result, are stated at fair value. Short-term investments are generally comprised of variable rate securities that provide for early redemption within twelve months.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and consist principally of purchased components used as raw materials.

Property and Equipment

Property and equipment are recorded at cost. Equipment and furniture are depreciated using straight-line and accelerated methods over their estimated useful lives (two to seven years). Leasehold improvements are amortized on a straight-line basis over the life of the lease. Significant improvements are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of these assets, the applicable cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the statements of income.

Goodwill and Other Intangible Assets

Goodwill is being amortized on a straight-line basis over a period of seven years. Accumulated amortization was $679 and $12 at December 31, 1998 and 1997, respectively. Other intangible assets related to acquisitions are being amortized on a straight-line basis over two to four years. Goodwill and other intangible assets are periodically reviewed for events or changes which may indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying value of goodwill and other intangible assets to determine whether or not an impairment to such values has occurred. During the year ended December 31, 1998, the Company recorded an impairment associated with certain other intangible assets of $300 and additional amortization of $867 associated with a change in estimate of the remaining useful lives of such assets (see Note 5).

Long-Lived Assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". In accordance with SFAS No.121, long-lived assets to be held are reviewed whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying value of long-lived assets to determine whether or not an impairment to such value has occurred. Based on its most recent analysis, the Company believes that no impairment exists at December 31, 1998. During the year ended December 31, 1998 and 1997, the Company recognized certain impairment charges (see Note 5).

Advertising Costs

The Company expenses advertising costs as incurred. For the years ended December 31, 1998, 1997 and 1996, advertising expense was $1,340, $996, and $991, respectively.

Product Development

Research and development costs are expensed as incurred. In conjunction with the development of its products, the Company incurs certain software development costs. No costs have been capitalized pursuant to SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," since the period between achieving technological feasibility and completion of such software is relatively short and software development costs qualifying for capitalization have been insignificant.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates that are expected to be in effect when the differences reverse.

Box Hill was subject to taxation under Subchapter "S" of the Internal Revenue Code and the New York State Tax Code until the termination of its S Corporation status concurrent with its initial public offering in September 1997. Accordingly, prior to the offering, no provision was made for federal or state income taxes on Box Hill's taxable income and the Box Hill shareholders were taxed directly on their proportionate share of the Company's taxable income. In connection with the offering, Box Hill terminated its S Corporation status and was subject to federal and state income taxes for the C Corporation's pro rata share of Box Hill's 1997 taxable income. Upon terminating its S Corporation status, the Company recorded a $855 tax benefit for the recognition of a net deferred tax asset (see Note 9).

Net Income Per Share

In 1997, the Company adopted SFAS No. 128, "Earnings Per Share". This statement requires that the Company report basic and diluted earnings per share for all periods reported. Basic and diluted earnings per share are calculated by dividing net income by the weighted average and diluted weighted average number of shares outstanding, respectively. Diluted earnings per share is not presented in periods with a loss. Dilutive securities consist of stock options, using the treasury stock method, and convertible preferred stock.

The table below sets forth the reconciliation of the numerators and denominators of the earnings per share calculation:


                                                                           Year Ended December 31,
                                    ------------------------------------------------------------------------------------------------
                                                 1998                           1997                             1996
                                    -----------------------------  ---------------------------------   -----------------------------
                                     Net                Per share     Net                  Per share    Net                Per share
                                    Income    Shares     Amount       Loss      Shares     Amount      Income    Shares     Amount
                                    ------    ------     ------       ----      -------    ------      ------    ------     ------

Basic net income (loss)..........  $  584     22,903    $   .03    $ (14,230)    13,456    $ (1.06)    $ 1,467    11,981    $   .12

Effect of dilutive securities:
Stock options....................     --         820       --            --         --        --          --         791       (.01)

Convertible Preferred
  stock..........................     --         719      (0.01)         --         --        --          --       1,283       (.01)
                                   ------    -------    -------    ---------    -------    -------     -------   -------    -------

Diluted net income (loss)........  $  584     24,442    $  0.02    $ (14,230)    13,456    $ (1.06)    $ 1,467    14,055    $  0.10
                                   ======    =======    =======    =========    =======    =======     =======   =======    =======

For the year ended December 31, 1998, options to purchase 1,105,007 shares of common stock with exercise prices ranging from $9.50 to $18.13 per share were outstanding, but were not included in the computation of diluted net income per share for the entire year because the exercise price of the options was greater than the average market price of the common shares. These options expire at various times through November 2008. For the year ended December 31, 1997, options to purchase 1,980,527 shares of common stock with exercise prices ranging from $.20 to $18.13 were outstanding, but were not included in the computation of dilutive net loss per share because a net loss was incurred for the year.

Foreign Currency Translation

The accounts of foreign subsidiaries have been translated from their respective functional currencies at appropriate exchange rates in accordance with SFAS No. 52, "Foreign Currency Translation." Cumulative translation adjustments are included as a separate component of shareholders' equity. Gains and losses on short-term intercompany foreign currency transactions are recognized through income as incurred.

Recent Accounting Pronouncement

In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management believes that the Company will operate in a single reportable segment following the integration of Box Hill and Artecon. See Note 16 for separate segment information for Box Hill and Artecon.

2. Acquisitions

 Storage Dimensions, Inc.

During fiscal 1997, Artecon completed a reverse merger into Storage Dimensions, Inc. ("SDI"). Immediately following the merger, SDI changed its name to Artecon. In the merger, shareholders of the former Artecon received approximately 62% of the total issued and outstanding Common stock, and 100% of the total issued and outstanding Preferred Stock of the merged company. Therefore, the merger was treated as a purchase of SDI by Artecon for accounting purposes. The purchase price for accounting purposes was determined based on the fair market value of the outstanding SDI stock on December 18, 1997 using the average bid and ask price of $3.96875. The purchase price was allocated $17,281 to assets acquired (consisting primarily of cash and cash equivalents, accounts receivable, inventories, property and equipment, deferred tax assets, and other assets), $7,438 to goodwill and other intangible assets, $14,057 to liabilities assumed and $14,500 to in-process research and development expenses, which had no future alternative use. During the year ended December 31, 1998, the Company recorded adjustments associated with certain tax-related matters that existed at the time of the merger with SDI (see Note 9). The amount of the purchase price allocated to goodwill was decreased by approximately $581 as a result of these adjustments.

Falcon Systems, Inc.

On August 21, 1997, Artecon acquired certain net assets of Falcon Systems, Inc. (Falcon), a manufacturer and distributor of computer peripheral equipment. The purchase price of $3,500 included $1,000 in cash and $2,500 of promissory notes (Note 8). The acquisition was accounted for as a purchase and Falcon's results of operations for the period from August 21, 1997 are included in the accompanying consolidated financial statements. The purchase price was allocated $10,232 to assets acquired (consisting primarily of inventories, accounts receivable, property and equipment and other current assets), $638 to goodwill and other intangible assets, $14,138 to debt and liabilities assumed, and $3,700 to in-process research and development expenses, which had no future alternative use. In connection with the acquisition, a partnership was created to purchase certain assets from Falcon. The partners are majority shareholders of the company. The partnership is considered to be a Special Purpose Entity and, accordingly, the accompanying consolidated financial statements include the accounts of the partnership and all intercompany transactions have been eliminated.

The following table displays the assets and liabilities that were acquired as a result of these acquisitions:



                                                             SDI         Falcon
                                                           --------    ---------

    Fair value of other assets acquired ...............    $ 17,281    $ 10,232
    Acquired in-process research and development
     costs.............................................      14,500       3,700
    Other intangible assets............................       2,400         420
    Goodwill...........................................       4,538         127
    Acquired developed technology......................         500          91
    Note to Falcon shareholder.........................         --       (2,500)
    Fair market value of SDI stock.....................     (32,945)        --
    Cash paid for acquisition, net of cash acquired....       7,783        (432)
                                                           --------    --------

          Liabilities assumed..........................    $ 14,057    $ 11,638
                                                           ========    ========

Unaudited pro forma supplemental results of operations of the Company for the year ended December 31, 1997 are included below. Such pro forma presentation has been prepared assuming that the acquisitions had occurred as of January 1, 1997:


       Net revenue .............................................  $ 214,939
       Net loss.................................................  $  (5,884)
       Pro forma basic and diluted net loss per share...........  $    (.30)
       Weighted average shares used to calculate pro
        forma basic and diluted net loss per share..............     19,387

The pro forma results include pro forma adjustments, including, amortization of goodwill and other intangible assets, and interest expense related to the promissory notes issued to Falcon's previous shareholder. In-process research and development expense has been excluded from the pro forma results of operations for the year ended December 31, 1997.

3. Risks and Uncertainties

The Company's future results of operations involve a number of risks and uncertainties. Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, dependence on new products, dependence on a limited number of suppliers of high quality components, reliance on a limited number of principal customers, concentration of customers in targeted industries, difficulties in managing growth, difficulties in attracting and retaining qualified personnel, competition, competitive pricing, dependence on key personnel, enforcement of the Company's intellectual property rights, dependence on a limited number of production facilities, and an uneven pattern of quarterly results.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company does not require collateral or other securities to support customer receivables. A significant portion of the Company's net revenue is derived from sales to customers in the financial services and telecommunications industries. For the year ended December 31, 1998, direct sales to customers in the financial services and telecommunications industries were approximately 26.8% and 20.3%, respectively, of the Company's net revenue and for the year ended December 31, 1997 were approximately 20.9% and 24.4%, respectively, of the Company's net revenue. For the years ended December 31, 1998 and 1997, no single customer accounted for greater than 10% of the Company's net revenue. For the year ended December 31, 1996, one customer accounted for 13.2% of the Company's net revenue.

Export Sales

The following table summarizes export sales by geographical region as a percentage of net revenue:

                                    Year Ended December 31
                                ------------------------------
                                  1998       1997       1996
                                --------   --------   --------
Asia......................         3.3%       5.6%      8.1%
Europe....................         6.1%       8.4%      7.0%
Other.....................          .7%       0.6%      0.3%
                                ------     ------     -----

                                  10.1%      14.6%     15.4%
                                ======     ======     =====


Dependence on Suppliers

The Company purchases substantially all of its disk drives, a critical component of its storage products, from one supplier. Approximately 20.2%, 26.3%, and 41.5% of the Company's total component purchases were made from this supplier for the years ended December 31, 1998, 1997 and 1996, respectively. The Company resells the products of various third parties including one supplier of tape libraries and other products. During 1998, approximately 14.3% of total purchases were from this supplier.

There are a limited number of suppliers for certain of the Company's other components and management believes that other suppliers could provide certain similar products on comparable terms. Any shortage of key components and any delay or other difficulty in obtaining such components from other suppliers and integrating them into the Company's products or lack of supply from sole source suppliers could have a material adverse effect on the Company's financial position and results of operations.

4. Other Comprehensive Operations

Accumulated other comprehensive operations for each of the three years in the period ended December 31, 1998 is comprised of the following:


                                                           Foreign
                                                           Currency
                                                         Translation
                                                         Adjustments
                                                         -----------

Balance, January 1, 1996 ..........................        $  (312)
Foreign currency translation adjustment ...........            (18)
                                                           -------

Balance, December 31, 1996 ........................           (330)
Foreign currency translation adjustment ...........            233
                                                           -------

Balance, December 31, 1997 ........................            (97)
Foreign currency translation adjustment ...........             35
                                                           -------

Balance, December 31, 1998 ........................        $   (62)
                                                           =======


5. Accrued Merger and Restructuring Costs and Impairment of Long-Lived Assets

In December 1998, Artecon's Board of Directors approved a plan for Artecon to consolidate one of its engineering facilities from Milpitas, California, to Carlsbad, California, to consolidate certain domestic sales and service locations and to eliminate certain product lines and development activities. The Company recorded pre-tax restructuring charges of $1,807 to cover the costs associated with these actions. The major components of the charges and the remaining accrual balance as of December 31, 1998 were as follows:

                                                                               Accrued
                                               Restructuring     Amounts    Restructuring
                                                  Charge        Utilized        Costs
                                               -------------   ----------   -------------
Employee termination costs..................    $   256         $  (200)       $   54
Inventory write-downs.......................        403            (103)          300
Facility closures and related expenses......        715            (476)          239
Tooling write-off...........................        135            (135)          --
Intangible asset impairment.................        300            (300)          --
                                                -------         -------        ------

       Total................................    $ 1,807         $(1,214)       $  593
                                                =======         =======        ======


Employee termination costs consist primarily of severance payments for 43 employees, all of which were terminated as of December 31, 1998. The majority of the employees terminated were employed at the engineering facility in Milpitas, California and at the various domestic sales and service locations. Remaining costs associated with bi-weekly payroll amounts are expected to be paid by June 30, 1999. Inventory write-downs and the tooling write-off primarily relate to the discontinuance of certain low-volume and low-profit product lines. Of the total restructuring charge associated with the inventory write-downs, $403 has been included as a separate component of cost of sales in the accompanying financial statements. Facility closures and related expenses consist of lease termination costs and the write-off of certain property and equipment which was disposed of in connection with the closures. The majority of the remaining costs are expected to be paid in 1999.

In connection with Artecon's acquisitions of Falcon and SDI, Artecon allocated $420 and $1,600, respectively, to an assembled workforce intangible asset. The Company recorded an impairment of these intangible assets of $300 during the year ended December 31, 1998, which has been included as a component of the restructuring charge, as the impairment was a direct result of employee terminations associated with activities that were exited. Furthermore, as a result of significant attrition and terminations of employees, which had been utilized as the basis for the assembled workforce valuation, the Company recognized a write-down of the intangible assets associated with the workforce of $867.

In connection with the merger with SDI, the Company recorded a reserve for acquisition related costs of $6,581, of which $5,765 was outstanding at December 31, 1997. All of the acquisition related costs were included in the purchase price allocation performed at December 31, 1997. The following is a summary of the accrued merger costs:


                                           Balance            Amounts            Balance
                                      December 31, 1997       Utilized       December 31, 1998
                                   ----------------------   -----------   -----------------------
Employee termination costs ......          $ 2,858           $ (2,691)             $  167
Professional service fees .......            1,726             (1,410)                316
Other exit costs ................            1,181               (998)                183
                                           -------           --------              ------

Total ...........................          $ 5,765           $ (5,099)             $  666
                                           =======           ========              ======

The Company anticipates that the remaining merger costs will be paid in 1999 and believes that there are no unresolved issues or additional liabilities that may result in an adjustment to the purchase price allocation for the SDI merger.

6. Property and Equipment

                                                           December 31,
                                                       ---------------------
                                                         1998          1997
                                                       -------       -------

         Equipment and furniture.................      $ 7,010       $ 7,598
         Leasehold improvements..................          949           862
                                                       -------       -------
                                                         7,959         8,460
                                                       -------       -------
         Less- Accumulated depreciation..........       (4,992)       (3,535)
                                                       -------       -------
                                                       $ 2,967       $ 4,925
                                                       =======       =======


Depreciation expense was $2,760, $1,138 and $921 for the years ended December 31, 1998, 1997 and 1996, respectively.

7. Credit Facilities

Box Hill Facility

In October 1997, Box Hill entered into an agreement with a commercial bank which provides for a $10 million revolving line of credit. Box Hill did not have any borrowings under this facility in 1998 or 1997. Borrowings under the facility will be collateralized by a pledge of substantially all of the Company's assets and borrowings greater than $5 million will also be required to be secured by short-term investments. Additionally, the Company is required to comply with certain financial covenants, as defined. The revolver expired in May 1999 and is in the process of being renewed.

Artecon Facilities

Artecon had a $15 million revolving credit facility with a domestic commercial bank (the "Agreement"). The Agreement provided for financing collateralized by all assets of Artecon, as defined by the Agreement, and matures on May 14, 2001, unless otherwise renewed. The line of credit bore interest at the bank's prime rate. Monthly payments consisted of interest only, with the principal due at maturity. The Agreement required that Artecon comply with certain covenants including quarterly and annual profitability covenants. Artecon was not in compliance with the net income covenants at December 31, 1998 and obtained a waiver from the bank which included a modification of the future net income requirements. Subsequent to the Merger with Artecon on August 2, 1999, the Company repaid all outstanding debt under this facility.

Artecon's Japanese subsidiary has two lines of credit with a Japanese bank for borrowings up to an aggregate 35 million Yen (US$295 at December 31, 1998) at rates ranging from 1.8% to 2.5%. At December 31, 1998, 33 million Yen (approximately US$275) were outstanding. Interest is due monthly with the principal due on various dates through August 2005. Borrowings are collateralized by inventories of the Japanese subsidiary.

At December 31, 1998, the Company's borrowings under lines of credit were as follows:


      Artecon bank line, variable interest at prime
        (8.75% at December 31, 1998)..........................    $10,277

      Japanese bank lines, interest ranging from
        1.8% to 2.5%..........................................        275
                                                                  -------
                                                                  $10,552
                                                                  =======


8. Long-Term Debt

Long-term debt consists of the following:

                                                                           December 31,
                                                                       --------------------
                                                                        1998         1997
                                                                       -------      -------
Promissory notes payable to former shareholder of Falcon
   (Note 2), bearing interest at 10% per annum, monthly
   installments of principal and interest of $53
   through August 2002 ...........................................     $ 1,839      $ 2,268
Term loan payable to bank, bearing interest at 7.72% per annum, collateralized by property and equipment and monies in
   possession of the bank, paid in full in May 1998 ..............        --            190
Term loan payable to bank, bearing interest at 8.5% per annum, collateralized by substantially all of the assets of the
   Company, paid in full in May 1998 .............................        --            883
Other ............................................................        --             35
                                                                       -------      -------
                                                                         1,839        3,376
Less- Current portion ............................................        (483)        (791)
                                                                       -------      -------

                                                                       $ 1,356      $ 2,585
                                                                       =======      =======

Long-term debt at December 31, 1998 matures as follows:

                    Fiscal Year Ending:
                      1999.....................$   483
                      2000.....................    525
                      2001.....................    580
                      2002.....................    251
                                               -------
                                               $ 1,839


9. Income Taxes

The components of the income tax provision are as follows:

                                                     Year Ended December 31
                                               -------------------------------
                                                 1998         1997        1996
                                               -------      -------      -----

Current:
  Federal .................................    $ 3,081      $   884      $ 245
  State, local and foreign ................      1,528          410        380
                                               -------      -------      -----
                                                 4,609        1,294        625
                                               -------      -------      -----

Deferred:
  Federal .................................    $(3,054)     $(2,150)     $  53
  State, local and foreign ................       (573)        (683)      (112)
  Recognition of deferred tax asset upon
    termination of S-Corp. status .........       --           (855)      --
                                               -------      -------      -----
                                                (3,627)      (3,688)       (59)
                                               -------      -------      -----
                                               $   982      $(2,394)     $ 566
                                               =======      =======      =====

The provision for income taxes for the year ended December 31, 1998, consists of federal, state and local income taxes. The provision for income taxes for the year ended December 31, 1997, consists of federal, state and local income taxes on Artecon's taxable income and the Box Hill C Corporation's pro rata portion of Box Hill's 1997 taxable income, state franchise taxes and a one-time tax benefit of $855 related to the recognition of the net deferred tax asset recorded by Box Hill upon terminating its S Corporation status. For the year ended December 31, 1996, the provision for income taxes consists of federal, state and local taxes on Artecon's taxable income and state franchise taxes on Box Hill's taxable income.

The reconciliation of the federal statutory income tax rate and the effective income tax rate is as follows:


                                                     Year Ended December 31
                                                   --------------------------
                                                   1998       1997       1996
                                                   ----       ----       ----
Federal statutory rate .......................     34.0%     (34.0)%     34.0
State and local income taxes, net of federal
  benefit ....................................     54.6        (.8)       7.3
Impact of Box Hill's "S" Corporation status ..      --        (4.3)     (14.6)
In-process research and development ..........      --        29.7        --
Recognition of deferred tax asset ............      --        (5.1)       --
Amortization of goodwill and intangible
  assets .....................................     14.0         --        --
Interest income ..............................    (21.9)       (.1)       --
Tax credits and other ........................    (18.0)        .2        1.1
                                                   ----       ----       ----
                                                   62.7%     (14.4)%     27.8%
                                                   ====       ====       ====

The tax effect of temporary differences that give rise to deferred income taxes are as follows:

                                                              December 31
                                                        ----------------------
                                                          1998          1997
                                                        --------      --------
Warranty accrual..................................      $    372      $    228
Inventory reserve and uniform capitalization......         1,890         2,455
Vacation accrual..................................           113            86
Allowance for bad debts...........................           233           114
Depreciation......................................            77           378
Deferred rent.....................................           123            97
Other accruals and reserves.......................         1,351         1,969
In-process research and development...............         1,418         1,523
Net operating losses and tax credits..............         7,538         2,838
Restructuring reserve.............................           231           --
State taxes.......................................          (784)         (537)
Acquired intangibles..............................          (254)       (1,189)
                                                        --------      --------
                                                          12,308         7,962
Valuation allowance...............................           --         (1,995)
                                                        --------      --------
                                                        $ 12,308      $  5,967
                                                        ========      ========

A valuation allowance of $1,995 was established at the date of Artecon's merger with SDI in order to reflect limitations on the Company's usage of SDI's net operating loss carryforwards associated with, among other factors, SDI continuing to be a separate subsidiary of Artecon. The valuation allowance has been reduced to zero in 1998, as a result of the Company dissolving the subsidiary structure of SDI and making the determination that it is now more likely than not that these losses will be utilized. The reduction in the valuation allowance of $1,995 has reduced goodwill related to the SDI acquisition.

As of December 31, 1998, the Company has federal and state net operating losses of $15,612 and $7,512, which begin to expire in the tax years ending 2009 and 2010, respectively. In addition, the Company has federal and state tax credit carryforwards of $875 and $691, respectively.

Pursuant to the Tax Reform Act of 1986, annual use of Artecon's federal net operating loss and credit carryforwards is limited as a result of a cumulative change in ownership of more than 50% as a result of the Merger. The annual limitation is approximately $3,045 per year, which is equal to (i) the aggregate fair market value of Artecon immediately before the ownership change multiplied by (ii) the long-term tax exempt rate (within the meaning of the Section 382(f) of the Internal Revenue Code) in effect at that time. The Section 382 rate in effect as of the date of ownership change was 5.18%. The annual limitation is cumulative and, therefore, if not fully utilized in a year, can be utilized in future years in addition to the Section 382 limitation for those years. Management believes that it is more likely than not that future taxable income will be sufficient to realize the net deferred tax asset.

10. Convertible Preferred A Shares

The convertible Preferred A shares have voting rights, provide for dividends when and if declared by the Board of Directors and have liquidation preference over common shares. The convertible Preferred shares are convertible into common shares, at the option of the holder, any time after January 1, 1999 at the conversion rate, as defined in the amended Articles of Incorporation. In connection with the merger between Box Hill and Artecon (see Note 16), the convertible Preferred A shares were converted into 719,037 shares of the Company's Common stock, representing the liquidation value of the Preferred A shares.

11. Stock Incentive Plan

The Company's stock incentive plan (the "Plan"), adopted in May 1995 and amended in July 1997, provides for the granting of incentive and nonqualified stock options to employees, non-employee directors, and consultants. The Company has currently reserved 4,392,500 shares of Common Stock for issuance pursuant to the Plan. The terms and conditions of grants of stock options are determined by the Board of Directors in accordance with the terms of the Plan.

Information with respect to options under the Plan, as restated for the combination with the Artecon plan, is as follows:

                                     Number      Weighted
                                       of         Average
                                     Shares    Exercise Price
                                   ---------   --------------
Balance, December 31, 1995 ..      1,227,033      $   .66
   Grants ...................        356,147        10.68
   Forfeiture ...............        (28,000)         .50
   Exercise .................        (46,400)         .93
                                  ----------      -------

Balance, December 31, 1996 ..      1,508,780         3.19
   Grants ...................        774,650        13.46

   Forfeitures ..............       (130,632)       11.85
   Exercises ................       (172,271)        1.24
                                  ----------      -------

Balance, December 31, 1997 ..      1,980,527         6.90
   Grants ...................      1,155,500         8.21
   Forfeitures ..............       (963,047)       10.95
   Exercises ................       (232,470)         .85
                                  ----------      -------

Balance, December 31, 1998 ..      1,940,510         6.41
                                  ==========      =======

The options generally vest ratably over a four or five year periods and are exercisable over a period of ten years.

Information with respect to options issued under the Plan at December 31, 1998 is as follows:

                                  Options Outstanding                  Options Exercisable
                       ---------------------------------------       -----------------------
                                        Weighted
                                         Average      Weighted                      Weighted
                                        Remaining     Average                       Average
    Range of                           Contractual    Exercise                      Exercise
 Exercise price        Outstanding        Life         Price         Outstanding     Price
 --------------        -----------      ---------     -------        -----------    -------
$ .50 - $ .75             766,446       6.6 years     $  .67           524,560       $  .67
$ .83 - $5.02             126,883       8.9 years       3.24            21,664         1.73
$5.03 - $18.13          1,047,181       8.9 years      10.94           225,677        14.27

The Company applies Accounting Principal Board Opinion No. 25," Accounting for Stock Issued to Employees," and the related interpretations in accounting for its employee stock options.

Had compensation cost for the Plan been determined based upon the fair value of the options at the date of grant, as prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and basic and diluted net income per share would have been reduced to the following amounts:

                                                Year Ended December 31
                                         -------------------------------------
                                           1998          1997           1996
                                         --------      --------       --------
Net income (loss):
  As reported........................    $    584      $(14,230)      $  1,467
  As adjusted........................      (1,424)      (14,969)         1,455

Basic net income (loss) per share:
  As reported........................    $    .03      $  (1.06)      $    .12
  As adjusted........................        (.06)        (1.11)           .12

Diluted net income (loss) per share:
  As reported........................    $    .02      $  (1.06)      $    .10
  As adjusted........................        (.06)        (1.11)           .10

The weighted average fair value of each stock option granted during the years ended December 31, 1998, 1997 and 1996 was $9.29, $8.87 and $2.87, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                              Year Ended December 31
                                        ---------------------------------
                                         1998         1997          1996
                                        ------       ------        ------

 Risk free interest................      5.5%         6.4%          6.0%
 Expected dividend yield...........       --           --            --
 Expected life.....................     7 years      7 years       7 years
 Expected volatility...............       60%          60%           --

Because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future years.

Stock Options Issued to Consultant

In October 1998, the Company issued an option to a sales consultant to purchase 150,000 shares of Common Stock at an exercise price of $5.00, which was equal to the fair value of the Company's stock on the date of grant. The option was exercisable immediately and expires in January 2000. The Company recorded a charge of $213 for the year ended December 31, 1998 for the fair value of option on the date of grant, which was calculated using the Black-Scholes option pricing model.

12. Related Party Transactions

Distributions to S Corporation Shareholders

In September 1997, the Company made distributions of $10,500 to its S Corporation shareholders, representing the estimated taxed, but undistributed S Corporation earnings of the Company as of June 30, 1997. In December 1997, the Company made distributions of $1,200 to its S Corporation shareholders, representing the estimated taxed, but undistributed, S Corporation earnings of the Company as of December 31, 1997. In March 1998, the Company made distributions of $227, representing the final distribution for taxed, but undistributed, S Corporation earnings.

Box Hill Europe

Box Hill Systems Europe Limited (Box Hill Europe) was formed in 1995 by the Company's founding shareholders to provide marketing and technical support services to the Company in Europe. Effective January 1, 1998, the Company issued 4,959 shares of common stock to Box

Hill's founding shareholders, collectively, in exchange for 100% of the shares of Box Hill Europe (the "BHE Merger"). The transaction has been accounted for as a merger between entities under common control in accordance with APB No. 16, "Accounting for Business Combinations".

After the BHE Merger, Box Hill Europe became a wholly owned subsidiary of Box Hill. On January 1, 1998, the fair value of the 4,959 shares of Box Hill common stock issued to the founding shareholders was $52; which was equal to the net book value of Box Hill Europe on that date. No restatement of the Company's financial statements is required as a result of this transaction because the results of Box Hill Europe, consisting only of sales and marketing expenses, which have been included in the Company's statements of operations for all periods prior to the BHE Merger.

Sales to and Purchases from Related Parties

Revenues from sales to affiliated companies for the years ended December 31, 1998, 1997, and 1996, were approximately $48, $125 and $74, respectively. Artecon purchased certain goods from affiliates and was subject to a management fee of approximately $4 per month from an affiliate which was terminated upon completion of Artecon's merger with SDI. Purchases from affiliated companies for the years ended December 31, 1998, 1997 and 1996, were approximately $80, $130, and $85, respectively.

13. Employee Benefit Plans

Box Hill Retirement Savings Plan

Effective August 1, 1995, the Company established a retirement savings plan under the provisions of Section 401(k) of the Internal Revenue Code. The plan covers all employees who were employed on the effective date of the plan or upon the attainment of age 21. The Company can make discretionary contributions to the plan. No contributions were made to the plan for the years ended December 31, 1998, 1997 and 1996.

Artecon Savings Plan

Artecon has a savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. Under the plan, participating U.S. employees may defer up to 15% of their pretax salary, but not more than statutory limits. Artecon matches 50% of eligible employees' contributions up to a specified limit ($500). The Company's matching contributions to the savings plan were $67, $38 and $23 for the years ended December 31, 1998, 1997 and 1996, respectively.

Employee Stock Purchase Plan

In August 1997, the Company adopted an employee stock purchase plan under the provisions of Section 423 of the Internal Revenue Code. The plan provides eligible employees of the Company with an opportunity to purchase shares of the Company's Common Stock at 85% of fair market value, as defined. The Company has reserved 750,000 shares of Common Stock for issuance pursuant to this plan. For the year ended December 31, 1998, 79,181 shares were issued under the plan.

14. Commitments and Contingencies

Operating Leases

The Company leases office space and equipment under noncancellable operating leases which expire at various dates through September 2007. One of the leases provides for a rent abatement which is being amortized over the life of the lease. Rent expense for the years ended December 31, 1998, 1997 and 1996, was $2,636, $1,499 and $1,067, respectively.

Future minimum lease payments, on a cash basis, under all noncancelable operating leases at December 31, 1998, are as follows:


                       1999                 $ 2,231
                       2000                   1,639
                       2001                   1,018
                       2002                     719
                       2003                     726
                       Thereafter             2,595
                                            -------
                                            $ 8,928

Employment Agreements

In connection with the Box Hill/Artecon Merger, effective August 2, 1999, the Company entered into employment contracts with its six executive officers. These contracts provide for base salaries totaling $1,780 per year. In addition, each executive will be eligible to receive, at the discretion of the Board of Directors, a cash bonus of up to 50% of such executives then annual base salary. If an executive's employment is terminated under certain circumstances, such executive will be entitled to receive a lump sum cash severance payment of up to 125% of such executive's then annual base salary.

Class Action Lawsuits

In December 1998, four shareholder class action lawsuits were filed against Box Hill, certain of its officers and directors, and the underwriters of Box Hill's 1997 initial public offering (the "Offering"). The actions were filed on behalf of purchasers of the Common stock of the Company during the period from September 16, 1997 to April 14, 1998 and allege that the Company made misrepresentations of material fact and omitted material facts required to be disclosed in the Company's registration statement and prospectus issued in connection with the Offering and in statements allegedly made by the Company and certain of its officers and directors subsequent to the Offering. The Company believes that it has meritorious defenses to plaintiffs' claims and intends to vigorously defend against those claims. Legal costs to defend the claims are expected to be material and will be charged to expense as incurred.

Other Litigation

The Company is involved in certain other legal actions and claims arising in the ordinary course of business. Management believes that the outcome of such other litigation and claims will not have a material adverse effect on the Company's financial position or results of operations.

15. Hedging Activities

The Company engaged in limited hedging activity in fiscal 1997 and the Company does not presently engage in hedging activities.

In the prior year, Artecon's Japanese subsidiary entered into derivative financial instruments, primarily foreign currency forward exchange contracts, to manage foreign exchange risk on foreign currency transactions and did not use the contracts for trading purposes. These financial instruments were used to protect the Company from the risk that the eventual net cash inflows from the foreign currency transactions would be adversely affected by changes in exchange rates. Gains and losses related to hedges of firmly committed transactions were deferred and recognized when the hedged transaction occurred.

The following table summarizes the notional amount, which approximates fair market value, of the Company's outstanding foreign exchange contracts at December 31, 1997 (none outstanding at December 31, 1998):

                                               U.S. Dollar
                                               Equivalent      Maturity
                                               ----------      --------
    U.S. Dollars..........................       $ 100        April 1998
    U.S. Dollars..........................         100          May 1998
    U.S. Dollars..........................         100         June 1998
                                                 -----
                                                 $ 300
                                                 =====

The counterparties to these instruments were major financial institutions. The Company was exposed to credit losses in the event of nonperformance by counterparties to its forward exchange contracts but had no off-balance sheet credit risk of accounting loss. The Company anticipated, however, that the counterparties would be able to fully satisfy their obligations under the contracts. The Company did not obtain collateral or other security to support the forward exchange contracts subject to credit risk but monitored the credit standing of the counterparties.

16. Box Hill/Artecon Merger Subsequent to December 31, 1998

Effective August 2, 1999, Box Hill and Artecon completed a merger (the "Merger"), in which the two companies were merged in a tax-free, stock-for-stock transaction which will be accounted for as a pooling-of-interests. Subsequent to the Merger, the combined Company changed its name to Dot Hill Systems Corp. Under the terms of the Merger agreement, the Company issued 8,734,523 shares of its Common stock to the former Artecon shareholders, representing 0.4 shares of Box Hill Common stock in exchange for each share of Artecon

Common stock outstanding. Additionally, Artecon's convertible preferred A shares were converted into 719,037 shares of the Company's Common stock.

Revenue and net income (loss) as previously reported for Box Hill for the years ended December 31, 1998, 1997 and 1996, and for Artecon for the years ended March 31, 1999, 1998 and 1997, respectively, and as restated using the pooling-of-interest method, are as follows:

                                        Year Ended December 31
                                     -----------------------------      Total
                                      Revenue     Net Income (Loss)     Assets
                                     --------     -----------------     ------
1998:
   Box Hill...................       $ 72,476        $  5,934          $ 83,869
   Artecon....................         95,879          (5,350)           43,161
                                     --------        --------          --------
      Restated................       $168,355        $    584          $127,030
                                     ========        ========          ========

1997:
   Box Hill...................       $ 70,344        $  5,058          $ 73,817
   Artecon....................         66,340         (19,288)           57,345
                                     --------        --------          --------
      Restated................       $136,684        $(14,230)         $131,162
                                     ========        ========          ========

1996:
   Box Hill...................       $ 50,027        $    826          $ 17,416
   Artecon....................         55,317             641            15,194
                                     --------        --------          --------
      Restated................       $105,344        $  1,467          $ 32,610
                                     ========        ========          ========

                     DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
                        (formerly BOX HILL SYSTEMS CORP.)
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                    (in thousands, except share information)
                                   (unaudited)

                                                                           June 30,    December 31,
                                                                             1999         1998
                                                                           ---------    ---------
                                     ASSETS
Current Assets:
  Cash and cash equivalents...........................................     $  60,146    $  56,307
  Short-term investments..............................................         2,800        3,500
  Accounts receivable net.............................................        24,597       25,832
  Inventories.........................................................        17,763       19,764
  Prepaid expenses and other..........................................         4,263        3,190
  Prepaid income taxes................................................           180          737
  Deferred income taxes...............................................         4,223        4,223
                                                                           ---------    ---------
          Total current assets........................................       113,972      113,553
  Property and equipment, net.........................................         2,658        2,967
  Other assets........................................................            54          114
  Goodwill, net.......................................................         1,200        1,252
  Other intangible assets, net........................................           903        1,059
  Deferred income taxes...............................................         8,085        8,085
                                                                           ---------    ---------
                                                                           $ 126,872    $ 127,030
                                                                           =========    =========
                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Current portion of long-term debt...................................     $     491    $     483
  Accounts payable....................................................        19,886       19,459
  Accrued expenses....................................................         7,136        8,729
  Customer deposits...................................................         1,507        2,173
  Deferred revenue....................................................         3,935        3,842
                                                                           ---------    ---------
          Total current liabilities...................................        32,955       34,686
Borrowings under credit line..........................................        10,730       10,552
Long-term debt                                                                 1,233        1,356
Deferred rent and other long-term liabilities.........................           424          420
Minority interest.....................................................            36           52
                                                                           ---------    ---------
           Total liabilities..........................................        45,378       47,066
                                                                           ---------    ---------
Shareholders' Equity:
  Convertible preferred A shares, $.005 par value, 2,494,159 shares
    issued and outstanding, liquidation preference of $4,988..........            12           12
  Common stock $.01 par value, 40,000,000 shares authorized,
    23,072,388 and 23,009,881 shares issued and outstanding...........           231          230
  Additional paid-in capital..........................................        96,833       96,775
  Foreign currency translation adjustments............................           (80)         (62)
  Accumulated deficit.................................................       (15,502)     (16,991)
                                                                           ---------    ---------
          Total shareholders' equity..................................        81,494       79,964
                                                                           ---------    ---------
                                                                           $ 126,872    $ 127,030
                                                                           =========    =========


          The accompanying notes are integral part of these statements.

                     DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
                        (formerly BOX HILL SYSTEMS CORP.)
             SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS AND
                              COMPREHENSIVE INCOME
                  (in thousands, except per share information)
                                   (unaudited)


                                                             Six Months Ended
                                                                 June 30
                                                           --------------------
                                                             1999        1998
                                                           --------    --------
Net revenue............................................    $ 65,749    $ 76,531

Cost of goods sold.....................................      43,344      53,710
                                                           --------    --------

       Gross profit....................................      22,405      22,821
                                                           --------    --------

Operating expenses:
  Sales and marketing..................................      12,962      14,123
  Engineering and product development..................       3,716       4,273
  General and administrative...........................       5,735       4,854
  Impairment of intangible assets......................         287         --
  Acquired in-process research and development.........         --       14,500
                                                           --------    --------
       Total operating expenses........................      22,700      37,750
                                                           --------    --------
       Operating income (loss).........................        (295)    (14,929)
Interest income (expense), net.........................         403         406
Other income (expense), net............................         396         347
Gain (loss) on foreign currency transactions, net......         (12)         21
                                                           ---------   --------
       Income (loss) before income taxes...............         492     (14,155)
Income taxes...........................................         156          49
                                                           --------    --------
Net income (loss)......................................    $    336    $(14,204)
                                                           ========    ========
Basic net income (loss) per share......................    $    .01    $   (.62)
                                                           ========    ========
Diluted net income (loss) per share....................    $    .01    $   (.62)
                                                           ========    ========
Comprehensive operations:
  Net income (loss)....................................    $    336    $(14,204)
  Foreign currency translation adjustment..............         (18)         49
                                                           ---------   --------
  Comprehensive income (loss)..........................    $    318    $(14,155)
                                                           ========    ========


        The accompanying notes are an integral part of these statements.

                   DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
                      (formerly BOX HILL SYSTEMS CORP.)
         SUPPLEMENTAL CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                   (in thousands, except share information)
                                 (unaudited)

                                                      Convertible                                               Foreign
                                    Convertible   Preferred  A Shares         Common Stock        Additional   Currency
                                     Preferred   ---------------------    ---------------------    Paid-In    Translation
                                      Stock         Shares     Amount       Shares      Amount     Capital    Adjustments
                                     --------    ----------    -------    ----------    -------    -------    -----------
Balance, December 31, 1998 .......       --       2,494,159         12    23,009,881        230     96,775          (62)
  Exercise of stock options ......       --            --         --          56,671          1         35         --
  Sale of common stock under
    employee stock purchase plan .       --            --         --           5,836       --           23         --
  Foreign currency translation
    adjustment ...................       --            --         --            --         --         --            (18)
  Adjustment to conform Artecon
    to the Company's year-end ....       --            --         --            --         --         --           --
    Net income ...................       --            --         --            --         --         --           --
                                     --------    ----------    -------    ----------    -------    -------      -------
Balance, June 30, 1999 ...........   $   --       2,494,159    $    12    23,072,388    $   231    $96,833      $   (80)
                                     ========    ==========    =======    ==========    =======    =======      =======

                                       Retained
                                       Earnings        Total
                                     (Accumulated   Shareholders
                                       Deficit)        Equity
                                     ------------    ----------
Balance, December 31, 1998 .......      (16,991)        79,964
  Exercise of stock options ......         --               36
  Sale of common stock under
    employee stock purchase plan .         --               23
  Foreign currency translation
    adjustment ...................         --              (18)
  Adjustment to conform Artecon
    to the Company's year-end ....        1,153          1,153
    Net income ...................          336            336
                                     ----------     ----------
Balance, June 30, 1999 ...........   $  (15,502)    $   81,494
                                     ==========     ==========


         The accompanying notes are an integral part of this statement.

                     DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
                        (formerly BOX HILL SYSTEMS CORP.)
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)


                                                                                          Six Months Ended June 30,
                                                                                       ------------------------------
                                                                                         1999                  1998
                                                                                       --------              --------
Operating Activities:
  Net income (loss) ............................................................       $    336              $(14,204)
   Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
      Depreciation and amortization ............................................            647                 1,242
      Adjustment for change in Artecon year-end ................................          1,153                17,674
      Changes in operating assets and liabilities:
      Accounts receivable ......................................................          1,235                (9,449)
      Inventories ..............................................................          2,001                (5,654)
      Prepaid expenses and other ...............................................         (1,073)                 (731)
      Prepaid income taxes .....................................................            557                    --
      Accounts payable .........................................................            427                 3,260
      Accrued expenses .........................................................         (1,593)               (3,065)
      Customer deposits ........................................................           (666)                   39
      Deferred revenue .........................................................             93                    76
      Long-term liabilities ....................................................             --                    --
      Income taxes payable .....................................................             --                    --
      Other ....................................................................             48                   306
                                                                                       --------              --------
          Net cash provided by (used in)operating activities ...................          3,165               (10,506)
                                                                                       --------              --------
Investing Activities:
  Sales of short-term investments ..............................................            700                 3,805
  Purchases of property and equipment ..........................................           (130)                 (481)
                                                                                       --------              --------
      Net cash provided by investing activities ................................            570                 3,324
                                                                                       --------              --------
Financing Activities:
  Proceeds from exercise of stock options ......................................             36                   185
  Proceeds from Employee Stock Purchase Plan ...................................             23                    75
  Proceeds from borrowings under line of credit ................................            178                 3,021
  Payments on bank and other borrowings ........................................           (115)               (1,211)
  Distributions to S Corporation shareholders ..................................             --                  (227)
                                                                                       --------              --------
      Net cash provided by financing activities ................................            122                 1,843
                                                                                       --------              --------
  Effect of exchange rate changes on cash ......................................            (18)                   61
                                                                                       --------              --------
  Net increase (decrease) in cash and cash equivalents .........................          3,839                (5,278)

  Cash and cash equivalents, beginning of period ...............................         56,307                48,889
                                                                                       --------              --------
  Cash and cash equivalents, end of period .....................................         60,146                43,611
                                                                                       ========              ========
  Supplemental cash flow disclosure:

      Cash paid for income taxes ...............................................       $     --              $  2,272
                                                                                       ========              ========
      Cash paid for interest ...................................................       $    264              $    146
                                                                                       ========              ========

                     DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
                        (formerly BOX HILL SYSTEMS CORP.)
        NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  June 30, 1999
                                   (unaudited)


1.       Basis of Presentation:

The accompanying unaudited supplemental condensed consolidated financial statements of Dot Hill Systems Corp. and subsidiaries ("Dot Hill" or the "Company"), have been prepared in accordance with generally accepted accounting principles for interim financial reporting and the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for fair presentation have been included. Certain reclassifications have been made to prior year financial statements to conform with current year financial statement presentation.

On August 2, 1999, Box Hill Systems Corp. ("Box Hill") and Artecon, Inc. ("Artecon") completed a merger (the "Merger") in which the two companies were merged in a tax-free, stock-for-stock transaction. The Merger will be accounted for using the pooling-of-interests method. Subsequent to the Merger, the combined Company changed its name to Dot Hill Systems Corp. Accounting Principles Board Opinion No. 16 precludes the restatement of financial statements for a pooling-of-interests transaction prior to the issuance of financial statements covering a period encompassed by the transaction. Accordingly, the accompanying consolidated financial statements set forth a supplemental presentation of the Company's financial statements retroactively restated to reflect the combination with Artecon (see Note 4). The accompanying consolidated financial statements do not include estimated charges related to the Merger, which will be charged to expense in the quarter ended September 30, 1999. As a result of the merger, Artecon will change its fiscal year end to December 31. Artecon's net loss of $1,153 for the three months ended March 31, 1999 has also been included in the Company's results of operations for the year ended December 31, 1998 and, therefore, was adjusted for within shareholder's equity. The following is a summary of Artecon's results of operations for the three months ended March 31, 1999:

       Revenue..............................................      $  18,327
       Net loss.............................................         (1,153)
       Cash flows used in operating activities..............           (316)
       Cash flows used in investing activities..............            (39)
       Cash flows used in financing activities..............         (1,804)

Operating results for the six-months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. For further information, refer to the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

2.       Earnings Per Share:

Basic and diluted earnings per share has been computed under the guidelines of Statement and Financial Accounting Standards No. 128, "Earnings per Share." Basic and diluted earnings per share are calculated by dividing net income by the weighted average and diluted weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is not presented in periods with a loss. Dilutive securities consist of stock options, using the treasury stock method, and convertible preferred stock. The table below sets forth the reconciliation of the denominators of the earnings per share calculation:

                                                           Six months ended
                                                               June 30,
                                                         --------------------
                                                           1999        1998
                                                         --------    --------
Shares used in computing basic net income
per share.............................................    23,056      22,812
     Dilutive effect of options.......................       666          --
     Convertible preferred stock......................       719          --
                                                          ------      ------
Shares used in computing diluted net income
per share.............................................    24,441      22,812
                                                          ======      ======


For the six months ended June 30, 1999, options to purchase 745,589 shares of common stock at exercise prices ranging from $5.31 to $18 were outstanding, but not included in the computation of diluted net loss per share because the exercise price was greater than the average market price of the Company's common stock. For the six months ended June 30, 1998, all common stock equivalents were excluded from the computation of diluted net loss per share because a loss was incurred for the period.


3.       Inventories:

Inventories are stated at the lower of cost (first-in, first-out) or market and consist principally of purchased components used as- raw materials.


4.       Subsequent Event:

Effective August 2, 1999, the Company and Artecon, Inc. ("Artecon") completed a merger (the "Merger"), in which the two companies were merged in a tax-free, stock-for-stock transaction which will be accounted for as a pooling of interests. Under the terms of the Merger agreement, the Company issued 0.4 shares of its Common stock in exchange for each share of Artecon Common stock outstanding. Additionally, Artecon's convertible preferred A shares were converted into 719,037 shares of the Company's Common stock.

Revenue and net income (loss) as previously reported for Dot Hill for the six months ended June 30, 1999 and 1998, as restated using the pooling-of-interests method, are as follows:

                                                   Six months ended
                                                       June 30,
                                                ----------------------
                                                Revenue     Net Income
                                                --------    ----------
     1999:
       Box Hill..............................    $28,265     $    924
       Artecon...............................     37,484         (588)
                                                 -------     --------
            Restated.........................    $65,749     $    336
                                                 =======     ========

       Box Hill..............................    $35,847     $  3,401
       Artecon...............................     40,684      (17,605)
                                                 -------     --------
            Restated.........................    $76,531     $(14,204)
                                                 =======     ========